EXHIBIT 10.69

                               [NELN letterhead]

April 19, 2004



Ken Backemeyer
Union Bank and Trust Company
6801 South 27th Street
Lincoln, Nebraska 68512

James D. Kruger
Student Loan Acquisition Authority of Arizona, LLC
121 South 13th Street, Suite 201
Lincoln, Nebraska 68508

        Re:    UNION BANK STUDENT LOAN SALE AGREEMENTS

Dear Ken and Jim:

This letter will confirm the termination, effective as of April 19, 2004, of the First Amendment of Loan Sale and Commitment Agreement dated as of December 13, 2002 (the "Amendment") between Student Loan Acquisition Authority of Arizona, LLC, as successor in interest to Student Loan Acquisition Authority of Arizona ("SLAAA") and Union Bank and Trust Company, in its own right and in its capacity as trustee ("Union Bank"). SLAAA was willing to enter into the Amendment due to the willingness of Nelnet, Inc. to reduce its servicing fees on SLAAA's student loans. SLAAA and Union Bank acknowledge that the Amendment no longer serves any purpose since National Education Loan Network, Inc. ("NELN") acquired SLAAA and is entitled to purchase any such loans at a 1.5% premium pursuant to the Guaranteed Purchase Agreement dated March 19, 2001, as amended (the "Guaranteed Purchase Agreement"), between NELN and Union Bank; thus NELN is entitled to any premium in excess of the 1.5% premium to which Union Bank is entitled under the Guaranteed Purchase Agreement. The Loan Sale and Commitment Agreement dated as of April 1, 2002 (the "SLAAA Commitment"), between SLAAA and Union Bank will otherwise continue in full force and effect, subject to the Guaranteed Purchase Agreement.

This letter will also confirm that the purchase price, with respect to any student loan made and guaranteed pursuant to the Higher Education Act of 1965, as amended, which is disbursed on or after July 1, 2003, and sold by Union Bank to SLAAA or to NELN thereafter, shall increase by an amount equal to 1.0% of the outstanding principal balance of any such Student Loan as of the date of purchase by SLAAA or NELN from Union Bank, and which is purchased pursuant to any of the following: (i) the SLAAA Commitment; (ii) the required sales aggregating $37.5 million of student loans per term as set forth in Section 3 of the Guaranteed Purchase Agreement, but excluding any other sales of student loans pursuant thereto; and (iii) the required sales pursuant to the Amended and Restated Agreement dated as of January 1, 1999 (the "Origination Rights Agreement"), between Union Bank and NELN, but excluding any optional sales of student loans provided for therein or any sales of student loans acquired by Union Bank from educational institutions.


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Finally, this letter will confirm the agreement of Union Bank to sell all
Eligible Loans, as defined in the Origination Rights Agreement, to NELN or its designee, which are acquired by Union Bank from any educational institution or eligible lender trustee on behalf thereof during the term of the Origination Rights Agreement. The purchase price paid by NELN or its designee for such Eligible Loans that Union Bank acquires from educational institutions shall be equal to the purchase price paid by Union Bank to the applicable educational institution for such Eligible Loans, and such Eligible Loans shall be sold by Union Bank to NELN within thirty (30) days of the date on which Union Bank acquires such Eligible Loans, unless the parties mutually agree otherwise. NELN shall be required to purchase such Eligible Loans from Union Bank that were acquired from educational institutions upon NELN's prior consent, and shall not be required to purchase any such Eligible Loans acquired from educational institutions from which NELN does not give such consent or approval. NELN acknowledges that it has given approval to Eligible Loans to be acquired from Nova Southeastern University, University of Central Florida, Palmer College of Chiropractic-West and Wayne State University. Union Bank shall not amend or terminate any agreement with an educational institution to purchase Eligible Loans without the prior consent of NELN. Such Eligible Loans acquired by Union Bank from educational institutions shall not be taken into account to satisfy or count toward satisfaction of Union Bank's commitment to sell Eligible Loans to NELN pursuant to the Origination Rights Agreement during the term or any renewal thereof which may be terminated or not be renewed only upon mutual agreement of the parties thereto. The form of Loan Sale Agreement (as defined in the Origination Rights Agreement) may be substituted by NELN at any time by any standard loan purchase agreement that NELN or any of its affiliates utilize to purchase student loans on a regular basis with other sellers.

Please indicate your agreement with the terms of this letter by signing in the space provided below.
                                    Sincerely,


                                     /s/ Terry J. Heimes

                                    Terry J. Heimes, CFO
                                    National Education Loan Network, Inc.


Accepted and Agreed to as of April 19, 2004:

Union Bank and Trust Company, individually and as trustee


By:     /s/ Kenneth L. Backemeyer
        -------------------------------------------
        Kenneth L. Backemeyer, Senior Vice President


Student Loan Acquisition Authority of Arizona, LLC


By:     /s/ James D. Kruger
        -------------------------------------------
        James D. Kruger, Vice President